Mark Leuchtenberger (the "Chairman" and "You")

20 Old Farm Road

Newton, MA 02459

RE: Chairmanship Agreement

Dear Mark:

This is to confirm the terms of Your proposed appointment on May 1, 2014 (the "Effective Date") as a non-employee Non-Executive Chairman of Xenetic Biosciences, Inc. (the "Company"), which appointment is contingent upon the Board of Directors of the Company (the "Board") appointing You as Chairman of the Board, which is anticipated to occur shortly after the completion and signing of this Letter Agreement (the "Agreement").

Overall, in terms of time commitment, we expect Your attendance at all the Board meetings and meetings of such committees of the Board that You will be appointed to (as applicable). In addition, You will be expected to devote appropriate preparation time ahead of each meeting. You will also, when time allows, present on behalf of the Company at Boston based conferences and assist on investor roadshows and presentations and provide assistance to the Chief Executive Officer as requested. The Company acknowledges Your executive role as CEO of Acusphere Inc and investor roadshows beyond the Boston area will be contingent upon Your availability relative to Your Acusphere duties.

By accepting this appointment, You have confirmed that You are able to allocate sufficient time to meet the expectations of this position.

For and in consideration of the services to be performed by You , Company agrees to pay You as follows:

1.1 Fee. A fee equal to $50,000 (Fifty Thousand U.S. Dollars) per annum, payable quarterly (the "Board Meeting Fee") will be the cash compensation for the Chairman role and any appropriate committee chair or membership.

1.1.1 Stock Options. Subject to all approvals required by law, the Company will grant You, pursuant to an equity incentive plan or such other plan to be adopted by the Company (the "Plan") and upon such terms and conditions as determined by the Compensation Committee or the Board (as applicable) which are not inconsistent with the terms set forth herein , stock options (the "Options"). Upon approval by the Board, You shall be awarded an Option of sixty thousand (60,000) shares of common stock that shall vest immediately upon the grant (the "Initial Grant"). The price of these shares shall be the Company's closing stock price listed on the OTC Pink Sheets on the date immediately preceding the date of grant.

For a period of two calendar years from the date of Your appointment You shall be awarded an additional forty thousand (40,000) share options of common stock on each 12 month anniversary of the Effective Date. The exercise price of these options will be the price of the shares on the OTC Pink Sheets or Nasdaq, whichever is applicable, the day before each successive grant of options and such options shall be fully vested on the date of grant. Any subsequent annual award will be capped at thirty thousand shares per award and also will be fully vested on grant.

As a one-time transaction bonus , You shall be awarded an Option for sixty thousand (60,000) shares of common stock. These options will be granted to You upon the successful listing of the Company on Nasdaq and will be fully vested on grant. The exercise price of these transaction bonus options will be price of the shares on the OTC Pink Sheets or Nasdaq, whichever is applicable, the day before the date of grant.

Except as provided in the last sentence of this paragraph, at such time that You are no longer engaged with the Company in any capacity, all granted Options that have not been exercised, shall terminate unless exercised within three (3) months of Your termination date (the "Termination Exercise Period"); provided that no such three (3) month limitation shall apply if Your engagement is terminated by the Company without Cause or by You for Good Reason. If You quit Your position as Chairman of the Company without Good Reason within twelve (12) months from the Effective Date, the right, title and interest in the Initial Grant of sixty thousand (60,000) options that You received upon entry into this Agreement shall terminate immediately, with the result that You will have forfeited Your right, title and interest in all of these options .

1.2. Term of Options. All Options, if and to the extent granted according to Section 1.1 above, shall be in effect for a period of 10 years from grant, and shall expire immediately thereafter. Without derogating from the aforesaid, if the Plan that shall be approved by the Company shall include additional provisions related to expiration of Options, such provisions shall, to the extent not inconsistent with the terms hereof, also apply with respect to all Options granted to You under this letter of appointment.

1.2.2          Vesting. All Options granted to You shall vest automatically upon grant.

1.2.3          Price. The exercise price of the Options shall be equal to the fair market value of the Company's shares on the day before the date of grant.

1.2.4          General. The successive 40,000 option grants and the one-time transaction bonus grant of 60,000 options to You shall be subject to Your continuous service as Chairman and subject to the term s and conditions of the Company's Stock Option Plan (the "Plan"), including such terms related to vesting and expiration, and subject to such terms and conditions as will be approved by the Company, at its sole discretion; provided that You shall not be bound to any of such terms which are not consistent with the terms promised to You hereund er.

1.2.5          Certain Representations. You represent and agree that You are accepting the shares of common stock that may be issued to You upon exercise of the options granted pursuant to this Agreement for Your own account and not with a view to or for sale of distribution thereof. You understand that the securities are restricted securities and You understand the meaning of the term "restricted securities." You further represent that You were not solicited by publication of any advertisement in connection with the receipt of the shares and that You have consulted tax counsel as needed regarding the shares

1.3               Presentations and Roadshows. For so long as You are the Chairman of the Company, You shall provide such services that are required of You to assist the Company. These services are to include presenting or attending on behalf of the Company at Boston based conferences and assisting in investor roadshows and/or presentations. The Company acknowledges Your executive role as CEO of Acusphere Inc and investor roadshows beyond the Boston area will be contingent upon Your availability relative to Your Acusphere duties. By mutual agreement the services are provided by way of the annual retainer and Options that You are to receive.

1.4            Company agrees to reimburse You for out-of-pocket expenses incurred by You in connection with Your service (including out-of-pocket expenses and transportation expenses, provided that such expenses are against original and valid receipt s (the "Expenses").

1.5               Payment of the Expenses, as applicable, shall be made against Your itemized invoice following the receipt of the relevant invoice, which invoice shall be submitted to the Company within seven (7) days of the end of each calendar month during the term of this letter of appointment.

1.6               For the avoidance of any doubt, the Fee and the Options (subject to their terms) and the aforementioned Expenses constitute the full and final consideration for Your appointment, and You shall not be entitled to any additional consideration , of any form, for Your appointment and service.

2.                   The term of Your appointment as a non-employee, non-executive Chairman of the Company shall be for one year. The contract and appointment shall automatically continue for one year periods unless either party gives written notice to the other of its non-renewal at least sixty (60) days prior to its expiration. .

3.                   You will undertake such travelling as may reasonably be necessary for the performance of Your duties, including travelling for Board meetings and site visits if required.

4.                   You will undertake such duties and powers relating to the Company and any subsidiaries or associated companies of the Company (the "Group") as the Board may from time to time reasonably request. The Chairman has the same general legal responsibilities to the Company as any other director. The Board as a whole is collectively responsible for promoting the success of the Company by directing and supervising the Company's affairs, inter alia, as follows:

4.1               Providing entrepreneurial leadership of the Group within a framework of prudent and effective controls which enable risk to be assessed and managed; and

4.2               Setting the Group's strategic aims, ensures that the necessary financial and human resources are m place for the Group to meet its objectives and reviews management performance; and

4.3               Setting the Group's values and standards and ensures that its obligations to its shareholders and others are understood and met.

4.3.1          Managing conflicts of interest that may arise in board meetings; and

4.3.2          Ensuring that all board members are acting in the best interests of all shareholders.

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5.                  Confidential Information

5.1               You undertake to the Company that You shall maintain in strict confidentiality all trade, business , technical or other information regarding the Company, the Group, its affiliated entities and their business affairs including, without limitation, all marketing, sales, technical and business know how, intellectual property, trade secrets, identity and requirements of customers and prospective customers, the Company's methods of doing business and any and all other information relating to the operation of the Company (collectively , the "Confidential Information"). You shall at no time disclose any Confidential Information to any person, firm, or entity, for any purpose unless such disclosure is required in order to fulfill your responsibilities as director. You further undertake that You shall not use such Confidential Information for personal gain.

"Confidential Information" shall not include information that (i) is or becomes part of the public domain other than as a result of disclosure by You, (ii) becomes available to You on a non-confidential basis from a source other than the Company, provided that the source is not bound with respect to that information by a confidentiality agreement with the Group or is otherwise prohibited from transmitting that information by a contractual legal or other obligation, or (iii) can be proven by You to have been in Your possession prior to disclosure of the information by the Company. In the event that You are requested or required (by oral question s, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose any Confidential Information, it is agreed that You , to the extent practicable under the circumstances, will provide the Company with prompt notice of any such request or requirement so that the Company may seek an appropriate protective order or waive compliance with this paragraph 6. If a protective order or the receipt of a waiver hereunder has not been obtained, You may disclose only that portion of the Confidential Information which You are legally compelled to disclose.

5.2               Blackout Period. You understand that we have, or intend to have, a policy pursuant to which no officer, director or key executive may engage in transactions in our stock during the period commencing the end of a fiscal quarter and ending the day after the financial information for the quarter and year have been publicly released. If You become a member of the audit committee and You have information concerning our financial results at any time, You may not engage in transactions in our securities until the information is publicly disclosed.

6.                  Term and Termination

6.1               This appointment shall terminate immediate ly on the occurrence of any of the following events:

6.1.1          if You resign as Chairman of the Company for any reason other than a Good Reason ; and/or

6.1.2          if You resign for Good Reason; and/or

6.1.3          if You are removed or not re-appointed as Chairman of the Board of the Company at a General Meeting of the Company in accordance with the requirements of the Business Corporation Law of the State of Nevada and/or any other applicable law or regulation (the "Law") and/or the Company's Articles of Incorporation; and/or

6.1.4          if You have been declared bankrupt or made an arrangement or composition with or for the benefit of Your creditors; and/or

6.1.5          if You have been disqualified from acting as Chairman (including, but not limited to, an event in which You are declared insane or become of unsound mi nd or become physically incapable of performing Your functions as director for a period of at least 60 days); and/or

6.1 ..6 if an order of a court having jurisdiction over the Company requires You to resign; and/or

6.1.7 You are terminated for Cause.

6.2               In the event of termination under paragraph 6.1 or otherwise, You shall be entitled to payment of any unpaid portion of Your fee (see paragraph 1.1), prorated to reflect the amount of Your service prior to termination, and payment of all Expenses (see paragraph 1.4 and 1.5). Your rights as to all stock options shall be treated as set forth in paragraphs 1.1 and 1.2.

6.3               "Good Reason" shall mean if You cease to be engaged by the Company by reason of: (i) injury, ill-health , death or disability (as evidenced to the satisfaction of the Board of Directors) ; (ii) dismissal by reason of redundancy, (iii) retirement on reaching the age at which You are bound to retire in accordance with the terms of Your contract of employment , (iv) the Company ceases to exist (for instance, due to bankruptcy and dissolution of the Company), (v) a material diminution in Your responsibilities, (vi) a material diminution in Your compensation , or (vii) a material breach of the Agreement by the Company.

6.4               "Cause" shall mean the Company terminated Your engagement because You: (i) willfully failed to follow lawful, written directions communicated by the Board of Directors ; (ii) willfully engaged in conduct materially injurious to the Company, monetarily or otherwise ; (iii) acted with material dishonesty or materially breached any fiduciary duty owed to the Company; (iv) were convicted of, plead guilty to, or confessed to an act of fraud, misappropriation, or embezzlement or to any felony; (v) used illegal substances at an time while serving the Company in any capacity; or (vi) materially breached this Agreement of any other agreement which You executed with the Company, provided that the Company first notified You in writing of the acts or omissions constituting Cause under (i), (ii), (iii), or (vi) and You failed to cure such acts or omissions, if possible, within 30 days of receiving the Company's notice.

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7                     The Company will put directors' and officers' liability insurance in place within 60 days of this Agreement if not already in place and will use commercial reasonable effort to maintain such cover for the full term of Your appointment. The Company will otherwise defend and indemnify You against any claim or suit arising from, involving, or relating to Your service as Chairman to the full extent consistent with the Company's charter, articles of incorporation, by-laws, or other corporate documents.

8                     On termination of this appointment, You shall return all property belonging to a Group company, together with all documents, papers, disks and information, howsoever stored, relating to a Group company and used by You in connection with this position with the Company.

9                     Subject to the proper performance of Your obligations to the Company under this Jetter of appointment and any applicable Jaw, the Company agrees that You will be free to accept other appointments, directorships and chairmanships provided that:

9.2               They do not in any way conflict with the interests of the Company or any member of the Group; and

9.3               They do not restrict You from devoting the necessary time and attention properly to services to be performed under this Jetter of appointment; and

9.4               In the event that You become aware of any potential conflicts of interest, these must be disclosed to the Board and/or the Chief Executive Officer (the "CEO") of the Company as soon as they become apparent.

10                 The performance of individual directors, the Chairman and the Board and its committees is evaluated annually. If, in the interim, there are any matters which cause You concern about Your position, You should discuss them with the Board and/or the CEO as soon as is appropriate.

11                 In addition to any right pursuant to applicable law, occasions may arise when You consider that You need professional advice in the furtherance of Your duties as a director. Circumstances may occur when it will be appropriate for You to seek such advice from independent advisors at the Company's expense, to the extent provided under applicable law and subject to the prior written approval of the CEO and/or the Board.

12                 This letter refers to Your appointment as Chairman of the Company and Your (possible) membership of the audit, nomination, compensation and other committees of the Board.

13                  You shall procure that You comply at all times with the Company's inside trading policies as in effect from time to time.

14                  You shall discharge Your general duties as Chairman pursuant to the Company's Articles of Incorporation of the Company and applicable Jaw.

15                  This letter of appointment shall be governed by and construed in accordance with the law of the State of Massachusetts.

Please sign the attached copy of this letter and return it to Xenetic to signify Your acceptance of the terms set out above.

Sincerely yours,

XENETIC BIOSCIENCES INC.

/s/ M. Scott Maguire

Name: M. Scott Maguire

Title: Chief Executive Officer

AGREED AND ACKNOWLEDGED BY:

/s/ Mark Leuchtenberger

Name of Chairman: Mark Leuchtenberger

Address:

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